EXHIBIT 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports Third Quarter 2008 Financial Results

ST. PAUL, Minn., October 21, 2008 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced financial results for the three and nine months ended September 30, 2008.

For the three months ended September 30, 2008, the Company reported a net loss of $10.2 million, or $0.61 per share, including research and development expenses of $8.2 million and general and administrative expenses of $1.9 million. For the nine months ended September 30, 2008, the Company reported a net loss of $30.1 million, or $1.79 per share. Expenses were primarily associated with the cost of supporting the Company’s multiple ongoing clinical trials as well as the continued development of VBLOC™ vagal blocking therapy (VBLOC Therapy) delivered through the Company’s Maestro™ System. On September 30, 2008, the Company’s cash, cash equivalents and short-term investments totaled $28.6 million.

“During the quarter, we presented significant and promising data on VBLOC Therapy’s effects on diabetes and hypertension, two co-morbid conditions often associated with obesity,” said President and CEO Mark B. Knudson, Ph.D. “Obesity therapy’s impact on co-morbidities has received heightened attention because treating them directly affects long-term outcome, specifically patient morbidity, mortality and quality of life. While obesity remains our primary focus, VBLOC Therapy’s potential in these added indications could be of significant benefit to the medical community, in addition to expanding EnteroMedics’ strategic options.”

Gregory S. Lea, Senior Vice President and Chief Financial Officer of EnteroMedics, added: “The Company continues to meet our projections for cash flow. These projections have always anticipated the potential for a variety of studies beyond the pivotal EMPOWER trial, and can accommodate the ongoing feasibility study in diabetes as well as a future study in hypertension.”

About VBLOC Therapy

EnteroMedics developed VBLOC™ vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro™ System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness. Preliminary results from the feasibility study conducted outside the U.S., which includes 33 patients, indicate that the Maestro System may provide durable and ongoing weight-loss for people with obesity. Follow up data show excess weight loss, or EWL, of 29.1% in 12 patients at 12 months of VBLOC Therapy, 27.4% in 17 patients at nine months of therapy and 21.4% in 28 patients at six months of therapy. In addition, data from sub-group analyses demonstrate that VBLOC Therapy may hold promise in improving the co-morbidities of diabetes and hypertension, independent of, and prior to, substantial weight loss. The Company is conducting, or plans to conduct, feasibility studies in each of these co-morbidities to assess VBLOC Therapy’s potential in addressing multiple indications.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC™ vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics has met its enrollment goal under an FDA-approved Investigational Device Exemption (IDE) for the EMPOWER Study using the Maestro™ System, its initial product for the treatment of obesity. EnteroMedics is currently recruiting patients outside of the United States for a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro™ System for the treatment of obesity; our inability to complete our EMPOWER pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC™ vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 13, 2008. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by Federal law to investigational use.

The implantation procedure and usage of the Maestro™ System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

(See Attached Table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating expenses:
Research and development	$8,193	$5,153	$23,287	$13,894
Selling, general and administrative	1,869	1,679	6,516	5,463

Total operating expenses	10,062	6,832	29,803	19,357
Loss from operations	(10,062)	(6,832)	(29,803)	(19,357)
Other income (expense), net	(138)	(121)	(249)	(472)

Net loss	$(10,200)	$(6,953)	$(30,052)	$(19,829)

Net loss per share - basic and diluted	$(0.61)	$(11.40)	$(1.79)	$(33.01)

Shares used to compute basic and diluted net loss per share	16,854	610	16,821	601

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2008	December 31, 2007
ASSETS
Cash, cash equivalents and short-term investments	$28,611	$57,031
Prepaid expenses and other current assets	349	523
Property and equipment, net	1,293	1,492
Other assets	75	5

Total assets	$30,328	$59,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$479	$300
Debt	7,288	11,099
Other liabilities	5,389	2,370

Total liabilities	13,156	13,769

Stockholders’ equity	17,172	45,282

Total liabilities and stockholders’ equity	$30,328	$59,051

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